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                                                                    Exhibit 3(e)
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                          AMENDED AND RESTATED BY-LAWS
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I.   Resolved that, in accordance with the recommendation of the Nominating
     Committee of the Board of Trustees, By-Law V of the Trust's By-Laws is hereby amended to delete the words "or elected," such that such By-Law shall read that "No person shall be nominated as a trustee after such person's 72nd birthday."

II. Resolved, further, that, in accordance with the recommendation of the Nominating Committee of the Board of Trustees, By-Law VI of the Trust's By-Laws is hereby repealed effective immediately.